UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 23, 2021

HARVARD BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33957	04-3306140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Holliston, MA 01746		01746
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 893-8999

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	HBIO	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed in Harvard Bioscience, Inc.’s (the “Company”, “we,” “our,” and “us”) periodic filings with the Securities and Exchange Commission, on April 14, 2017, representatives for the estate of an individual plaintiff filed a wrongful death complaint with the Suffolk Superior Court, in the County of Suffolk, Massachusetts (the “Court”), against us and other defendants, including Biostage, Inc. (f/k/a Harvard Apparatus Regenerative Technology, Inc.) (“Biostage”), our former subsidiary that was spun off in 2013, as well as another third party. The complaint seeks payment for an unspecified amount of damages and alleges that the plaintiff sustained terminal injuries allegedly caused by products, including one synthetic trachea scaffold and two bioreactors, provided by certain of the named defendants and utilized in connection with surgeries performed by third parties in Europe in 2012 and 2013.

On October 1, 2019, the Court entered an order granting plaintiffs’ motion to compel the defendant to produce discovery. Subsequently, the plaintiffs filed a motion for sanctions against us on January 6, 2020 claiming failure to produce. Our counsel at the time, which had been selected for the case by our liability insurance carrier, never notified us of plaintiffs’ motion and never responded to plaintiff’ motion. As a result of the failure of our former counsel to respond, on January 29, 2020, the Court entered an order allowing plaintiffs’ sanctions against us and the other defendants, which establishes a sanction of admitted liability. In June 2021, we were informed of these 2019 and 2020 court actions by new defense counsel appointed by our liability insurance carrier. On June 9, 2021, we, together with the other defendants, filed a motion to vacate the Court’s order allowing plaintiff’s motion for sanctions. We are also actively fighting the damages in the case.

While we believe that claims made in this lawsuit are without merit and that there are strong grounds to vacate the sanctions, unless the sanctions award is vacated we could face a trial on damages.  If the sanctions award is vacated, we will have the opportunity to contest the underlying claims at trial and, while there can be no assurance of prevailing, we believe those claims lack merit.  If we face a trial on damages, whether as a result of the sanctions or following a loss on the merits, we do not know the exact amount of compensatory and, potentially, punitive damages that could be awarded.  In all events, we believe that available product liability insurance coverage will reimburse us for all or a significant portion of such damages, although there can be no assurance that the damages awarded will be within the limits of our insurance. The Company is also evaluating possible malpractice claims as an additional source of recovery. We cannot provide assurance that our losses will not exceed such recoveries. Further, pursuant to our agreements with Biostage, Biostage has agreed to indemnify us for claims and losses relating to certain liabilities that it has assumed from us, including liabilities in connection with the sale of Biostage’s products and other liabilities related to the operation of Biostage’s business. However, we cannot assure you that Biostage will have the ability to indemnify us against the liabilities we may incur in this lawsuit, in particular due to Biostage having limited revenues, products in early-stage development, a need for additional funds in the future and its overall financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: June 23, 2021	By:	/s/ Michael A. Rossi
		Name:	Michael A. Rossi
		Title:	Chief Financial Officer